Exhibit 99.1

Gray Television Completes Refinancing –

Amends and Restates Credit Agreement, Delivers Notice of Redemption of Remaining

10 1/2% Senior Secured Second Lien Notes due 2015 and Completes Repurchase of

Outstanding Series D Preferred Stock

ATLANTA, October 15, 2012 /PRNewswire via COMTEX/ — Gray Television, Inc. (“Gray” or the “Company”) (NYSE: GTN) announced today that it has substantially completed its previously announced refinancing efforts. Specifically, it has (i) amended and restated its senior credit agreement (the “New Credit Facility”), which provides for total commitments of $595.0 million, consisting of a $40.0 million revolving credit facility and a $555.0 million term loan facility, (ii) delivered a notice of redemption relating to Gray’s 10 1/2% Senior Secured Second Lien Notes due 2015 (the “2015 Notes”) that remain outstanding after the conclusion of Gray’s previously announced cash tender offer (the “Tender Offer”) for the 2015 Notes, which is scheduled to expire on October 22, 2012 and (iii) completed the repurchase of all of the outstanding shares of its Series D perpetual preferred stock. Gray previously announced the completion of its offer and sale of $300.0 million of 7 1/2% Senior Notes due 2020 and the repurchase of $222.6 million in aggregate principal amount of 2015 Notes at the early settlement date of the Tender Offer.

Borrowings under the New Credit Facility are guaranteed on a senior secured basis by all of Gray’s existing and future subsidiaries, and are collateralized by a first priority lien on substantially all of Gray’s and such guarantors’ assets. The New Credit Facility contains customary affirmative and negative covenants with which Gray is required to comply.

The Company used the proceeds from borrowings of $420.0 million under the New Credit Facility, and cash on hand, to repay all remaining amounts outstanding under the Company’s prior senior credit facility, which was then amended and restated, and to pay related fees and expenses.

The Company also announced today that it has delivered a notice calling for redemption all of the 2015 Notes that remain outstanding following the completion of the Tender Offer at the redemption price of 107.875%, as set forth in the indenture governing the 2015 Notes, plus accrued and unpaid interest to, but not including, the date of redemption. Redemption of the remaining 2015 Notes is expected to occur on November 13, 2012. As of today, there is approximately $142.4 million in aggregate principal amount of 2015 Notes outstanding. Gray intends to fund amounts necessary to purchase any additional 2015 Notes validly tendered and accepted for purchase in the Tender Offer and to redeem the remaining outstanding 2015 Notes through a combination of cash on hand and additional borrowings under the New Credit Facility.

Gray also announced today that, on October 9, 2012, it completed the repurchase of all of the remaining outstanding shares of its Series D perpetual preferred stock. These shares were redeemed at their liquidation value of $100,000 per share, plus accrued dividends of $9.0 million. The total amount paid of $22.7 million was funded with a portion of the proceeds from Gray’s previously completed sale of 7 1/2% Senior Notes due 2020.

The Tender Offer is subject to the terms and conditions set forth in the Company's Offer to Purchase, dated September 24, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”). The tender offer will expire at 12:00 midnight, New York City time, on October 22, 2012, unless extended or earlier terminated.

BofA Merrill Lynch and Wells Fargo Securities, LLC are acting the Dealer Managers for the Tender Offer. Persons with questions regarding the Tender Offer should contact BofA Merrill Lynch at (888) 292-0070 or Wells Fargo Securities, LLC at (866) 309-6316.

The complete terms and conditions of the Tender Offer are described in the Offer to Purchase and related Letter of Transmittal, copies of which may be obtained from D.F. King & Co., Inc., the Information Agent and Tender Agent for the Tender Offer, at (800) 431-9633.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell with respect to any securities.

None of Gray, its board of directors, the dealer managers or the information agent and tender agent makes any recommendation in connection with the Tender Offer. Holders must make their own decisions as to whether to tender their 2015 Notes and, if so, the principal amount of 2015 Notes to tender.

Gray Television, Inc.

Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently owns and operates television stations broadcasting 40 primary channels in 30 markets. Currently, we broadcast a primary channel from each of our stations and also operate at least one secondary channel from the majority of our stations. Each of our primary channels are affiliated with either CBS (19 channels), NBC (10 channels), ABC (8 channels) or FOX (3 channels). In addition, we currently broadcast 45 digital second channels that are affiliated with either CBS (1 channel), ABC (1 channel), FOX (2 channels), CW (8 channels), MyNetworkTV (18 channels), Untamed Sports Network (1 channel), The Country Network (1 channel), MeTV Network (5 channels), This TV Network (2 channels) or are operated as local news/weather channels (11 channels).

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. “Forward-looking statements” are statements other than statements of historical fact, and actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of October 15, 2012. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov.

Contact:	Gray Television, Inc.

Jim Ryan, Senior V.P. and Chief Financial Officer

(404) 504-9828